FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES SECOND QUARTER 2024
NET INCOME OF $1.17 PER SHARE AND CORE INCOME OF $1.19 PER SHARE
•Net income up 12% to $317 million versus $283 million in the prior year quarter; core income up 6% to $326 million versus $308 million in the prior year quarter. Core income for the first half of the year up 8% to a record $681 million.
•P&C core income of $380 million versus $374 million, reflects higher investment income partially offset by higher catastrophe losses.
•Net investment income up 7% to $618 million pretax, includes a $33 million increase from fixed income securities and other investments to $540 million and a $10 million increase from limited partnerships and common stock to $78 million.
•P&C combined ratio of 94.8%, compared with 93.8% in the prior year quarter, including 3.5 points of catastrophe loss impact compared with 3.1 points in the prior year quarter. P&C underlying combined ratio was 91.6% compared with 91.1% in the prior year quarter. P&C underlying loss ratio was 60.6% and the expense ratio was 30.7%.
•P&C segments, excluding third party captives, generated gross written premium growth of 7% and net written premium growth of 6% for the second quarter of 2024. P&C renewal premium change of +5% with written rate of +4%, consistent with the last two quarters.
•Book value per share of $36.46; book value per share excluding AOCI of $45.86, a 5% increase from year-end 2023 adjusting for $2.88 of dividends per share.
•Board of Directors declares regular quarterly cash dividend of $0.44 per share.

CHICAGO, July 29, 2024 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2024 net income of $317 million, or $1.17 per share, versus $283 million, or $1.04 per share, in the prior year quarter. Net investment losses for the quarter were $9 million compared to $25 million in the prior year quarter. Core income for the quarter was $326 million, or $1.19 per share, versus $308 million, or $1.13 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $380 million for the second quarter of 2024, an increase of $6 million compared to the prior year quarter driven by higher investment income partially offset by higher catastrophe losses. P&C segments, excluding third party captives, generated gross written premium growth of 7% and net written premium growth of 6%, driven by retention of 85% and renewal premium change of +5%.
Our Life & Group segment produced core loss of $1 million for the second quarter of 2024, versus core loss of $20 million in the prior year quarter. Our Corporate & Other segment produced a core loss of $53 million for the second quarter of 2024, versus $46 million in the prior year quarter.
CNA Financial declared a quarterly dividend of $0.44 per share payable August 29, 2024 to stockholders of record on August 12, 2024.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2024	2023	2024	2023
Net income	$317	$283	$655	$580
Core income (a)	326	308	681	633

Net income per diluted share	$1.17	$1.04	$2.40	$2.13
Core income per diluted share	1.19	1.13	2.50	2.33

	June 30, 2024	December 31, 2023
Book value per share	$36.46	$36.52
Book value per share excluding AOCI	45.86	46.39
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We produced outstanding results in the quarter with an $18 million increase in core income to $326 million, leading to record core income in the first half of 2024. Net investment income was up 7% as yields in our fixed income portfolio increased again this quarter and our alternatives portfolio generated strong returns.
Despite the elevated industry catastrophe losses, the all-in combined ratio for overall P&C was 94.8%, inclusive of pretax catastrophe losses of $82 million or 3.5 points which was consistent with our recent five year average.
The P&C underlying combined ratio was 91.6%, which generated the fifth consecutive quarter of underlying underwriting gain of $200 million or more with all three business segments contributing meaningfully to the bottom line.
Gross written premium ex. captives was up 7%, including continued strong growth in Commercial of 12%. Net written premium was up 6%. New business grew 7% to a record high. The overall P&C retention remained strong at 85% for the quarter. Overall rate change remained stable at 4%, but improved one point to 7% in Commercial. In classes with higher loss cost trends like auto and excess casualty, written rate change continues to be low double-digit, exceeding their long run loss cost trends.
We continue to effectively navigate the individual cycle dynamics in the different areas of our business, growing where we see the best profitable opportunities. With strong execution and a continued favorable fixed income investment environment, we remain optimistic about the latter half of the year," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$3,203	$2,986	$6,139	$5,710
GWP ex. 3rd party captives change (% year over year)	7%		8%
Net written premiums	$2,674	$2,513	$5,064	$4,760
NWP change (% year over year)	6%		6%
Net earned premiums	$2,389	$2,234	$4,720	$4,367
NEP change (% year over year)	7%		8%
Underwriting gain	$124	$138	$250	$268
Net investment income	$361	$332	$718	$633
Core income	$380	$374	$752	$720

Underlying loss ratio	60.6%	59.9%	60.6%	59.9%
Effect of catastrophe impacts	3.5	3.1	3.6	2.7
Effect of development-related items	(0.3)	(0.4)	(0.3)	0.2
Loss ratio	63.8%	62.6%	63.9%	62.8%

Expense ratio	30.7%	30.9%	30.4%	30.8%

Combined ratio	94.8%	93.8%	94.7%	93.9%
Underlying combined ratio	91.6%	91.1%	91.4%	91.0%
•The underlying combined ratio increased 0.5 points as compared with the prior year quarter. The underlying loss ratio increased 0.7 points as compared with the prior year quarter. The expense ratio improved 0.2 points.
•The combined ratio increased 1.0 point as compared with the prior year quarter which reflects an underwriting gain of $124 million compared with $138 million in the prior year quarter. Catastrophe losses were $82 million, or 3.5 points of the loss ratio in the quarter compared with $68 million, or 3.1 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.3 points in the current year quarter compared with 0.4 points of improvement in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 7% and net written premium growth of 6%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$984	$961	$1,864	$1,847
GWP ex. 3rd party captives change (% year over year)	2%		1%
Net written premiums	$857	$825	$1,649	$1,613
NWP change (% year over year)	4%		2%
Net earned premiums	$831	$812	$1,645	$1,609
NEP change (% year over year)	2%		2%

Underwriting gain	$60	$74	$136	$154

Underlying loss ratio	59.6%	58.6%	59.4%	58.5%
Effect of catastrophe impacts	—	—	—	—
Effect of development-related items	(0.4)	(0.3)	(0.5)	(0.2)
Loss ratio	59.2%	58.3%	58.9%	58.3%

Expense ratio	33.2%	32.4%	32.5%	31.9%

Combined ratio	92.7%	90.9%	91.7%	90.4%
Underlying combined ratio	93.1%	91.2%	92.2%	90.6%
•The underlying combined ratio increased 1.9 points as compared with the prior year quarter. The underlying loss ratio increased 1.0 point primarily driven by continued rate pressure over the last several quarters. The expense ratio increased 0.8 points driven by higher acquisition costs.
•The combined ratio increased 1.8 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 0.4 points in the current quarter compared with 0.3 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 2% and net written premiums grew 4% for the second quarter of 2024.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$1,802	$1,604	$3,484	$3,044
GWP ex. 3rd party captives change (% year over year)	12%	%	14%
Net written premiums	$1,458	$1,329	$2,796	$2,517
NWP change (% year over year)	10%	%	11%
Net earned premiums	$1,247	$1,120	$2,449	$2,166
NEP change (% year over year)	11%	%	13%

Underwriting gain	$39	$42	$68	$83

Underlying loss ratio	62.0%	61.5%	62.0%	61.5%
Effect of catastrophe impacts	6.1	5.2	6.4	4.7
Effect of development-related items	(0.1)	(0.5)	—	(0.3)
Loss ratio	68.0%	66.2%	68.4%	65.9%

Expense ratio	28.5%	29.6%	28.4%	29.8%

Combined ratio	97.0%	96.3%	97.3%	96.2%
Underlying combined ratio	91.0%	91.6%	90.9%	91.8%
•The underlying combined ratio improved 0.6 points as compared with the prior year quarter. The expense ratio improved 1.1 points primarily driven by net earned premium growth of 11%. The underlying loss ratio increased 0.5 points as compared with the prior year quarter.
•The combined ratio increased 0.7 points as compared with the prior year quarter. Catastrophe losses were $76 million, or 6.1 points of the loss ratio in the quarter compared with $59 million, or 5.2 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.1 point in the quarter compared with 0.5 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 12% and net written premiums grew 10% for the second quarter of 2024.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Gross written premiums	$417	$421	$791	$819
GWP change (% year over year)	(1)%		(3)%
Net written premiums	$359	$359	$619	$630
NWP change (% year over year)	—%		(2)%
Net earned premiums	$311	$302	$626	$592
NEP change (% year over year)	3%		6%

Underwriting gain	$25	$22	$46	$31

Underlying loss ratio	58.1%	57.9%	58.1%	57.7%
Effect of catastrophe impacts	2.0	3.1	2.0	2.9
Effect of development-related items	(1.0)	—	(0.5)	2.5
Loss ratio	59.1%	61.0%	59.6%	63.1%

Expense ratio	32.8%	31.2%	33.0%	31.5%
Combined ratio	91.9%	92.2%	92.6%	94.6%
Underlying combined ratio	90.9%	89.1%	91.1%	89.2%
•The underlying combined ratio increased 1.8 points as compared with the prior year quarter. The expense ratio increased 1.6 points primarily driven by higher employee related costs and acquisition costs. The underlying loss ratio increased 0.2 points as compared with the prior year quarter.
•The combined ratio improved 0.3 points as compared with the prior year quarter. Catastrophe losses were $6 million, or 2.0 points of the loss ratio in the quarter compared with $9 million, or 3.1 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.0 point in the current quarter compared with no net prior period development in the prior year quarter.
•Excluding currency fluctuations, gross written premiums declined 1% for the second quarter of 2024 and net written premiums were consistent with the second quarter of 2023.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Net earned premiums	$109	$113	$219	$228
Claims, benefits and expenses	355	375	696	716
Net investment income	239	229	470	443
Core (loss) income	(1)	(20)	4	(23)
Core loss improved $19 million for the second quarter of 2024 as compared with the prior year quarter primarily due to a reduced impact from long-term care policy buyouts and higher net investment income.

Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Insurance claims and policyholders' benefits	$27	$29	$19	$22
Interest expense	35	30	69	58
Net investment income	18	14	39	24
Core loss	(53)	(46)	(75)	(64)
Core loss increased $7 million for the second quarter of 2024 as compared with the prior year quarter. The current quarter includes a $5 million after-tax charge related to office consolidation. The current and prior year quarter each include a $28 million after-tax charge related to unfavorable prior year development largely associated with legacy mass tort abuse claims.

Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2024	2023	2024	2023
Fixed income securities and other	$540	$507	$1,081	$1,004
Limited partnership and common stock investments	78	68	146	96
Net investment income	$618	$575	$1,227	$1,100

Net investment income increased $43 million for the second quarter of 2024 as compared with the prior year quarter. The increase was driven by higher income from fixed income securities as a result of favorable reinvestment rates and a larger invested asset base, as well as favorable limited partnership and common stock returns.

Stockholders' Equity
Stockholders’ equity of $9.9 billion was consistent with year-end 2023.
Book value per share ex AOCI of $45.86 increased 5% from year-end 2023 adjusting for $2.88 of dividends per share.
As of June 30, 2024, statutory capital and surplus for the Combined Continental Casualty Companies was $11.0 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at www.cna.com via the Investor Relations section. Remarks will include commentary from the Company's Chairman & Chief Executive Officer, Dino Robusto, and Chief Financial Officer, Scott Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.

Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts.
Underwriting gain (loss) represents net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses, pre-tax.
Underlying underwriting gain (loss) represents underwriting results excluding catastrophe losses and development-related items.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Net income	$317	$283	$655	$580
Less: Net investment losses	(9)	(25)	(26)	(53)
Core income	$326	$308	$681	$633
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2024	2023	2024	2023
Net income per diluted share	$1.17	$1.04	$2.40	$2.13
Less: Net investment losses	(0.02)	(0.09)	(0.10)	(0.20)
Core income per diluted share	$1.19	$1.13	$2.50	$2.33
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2024	December 31, 2023
Book value per share	$36.46	$36.52
Less: Per share impact of AOCI	(9.40)	(9.87)
Book value per share excluding AOCI	$45.86	$46.39

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Annualized net income	$1,270	$1,132	$1,311	$1,160
Average stockholders' equity including AOCI (a)	9,768	8,696	9,883	8,637
Return on equity	13.0%	13.0%	13.3%	13.4%

Annualized core income	$1,303	$1,233	$1,361	$1,266
Average stockholders' equity excluding AOCI (a)	12,328	12,063	12,493	12,148
Core return on equity	10.6%	10.2	10.9%	10.4%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2024 CNA. All rights reserved.

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